Schedule 13G                                                         Page 1 of 8


O.S.C.   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
1745(6-  INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
01)      UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                       ---------------------------
                                 UNITED STATES                                 OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION               OMB Number: 3235-0145
                             WASHINGTON, DC  20549                     Expires: October 31, 2002
                                                                       Estimated average burden
                                 SCHEDULE 13G                          hours per response....14.9
                                                                       ---------------------------
                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*




                               SPATIALIGHT, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  847248 10 1
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                 PAGE 2  OF 8  PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     |   Raymond L. Bauch                                                                                |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group (See Instructions)                               |
|     |                                                                                                   |
|     | (a) [   ]                                                                                         |
|     | (b) [   ]                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization    United States                                             |
|     |                                                                                                   |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power                                              |
|                               |       |                                                                 |
|             Shares            |       |    1,567,791                                                    |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power                                            |
|                               |       |                                                                 |
|            Owned by           |       |       41,809                                                    |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power                                         |
|                               |       |                                                                 |
|            Reporting          |       |    1,567,791                                                    |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power                                       |
|                               |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 1,509,600                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [ X ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     |  7.5%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     |      IN                                                                                           |
-----------------------------------------------------------------------------------------------------------

Schedule 13G                                                         Page 3 of 8

ITEM 1.

       (A)    Name of Issuer: Spatialight, Inc.

       (B)    Address of Issuer's Principal Executive Offices:

                                 9 Commercial Boulevard, Suite 200
                                 Novato, CA 94949

ITEM 2.

       (A)    Name of Person Filing:    Raymond L. Bauch

       (B)    Address of Principal Business office or, if none, Residence:

                                 19 Old Kings Road, Suite C 105
                                 Palm Coast, FL 32137

       (C)    Citizenship: USA

       (D)    Title of Class of Securities: Common Stock

       (E)    CUSIP Number:    847248 10 1

ITEM 3.  TYPE OF FILING PERSON

       N/A

ITEM 4.  OWNERSHIP
           STATED AS OF DECEMBER 31, 2000

       (A)      Amount beneficially owned: 1,509,600
                -Excludes 100,000 shares owned by the Raymond L. Bauch Foundation, beneficial ownership of which the filer disclaims.

       (B)      Percent of Class: 7.5%

       (C)      Number of shares as to which the person has:

                (i)    Sole power to vote or to direct to vote:    1,567,791

                (ii)   Shared power to vote or to direct to vote:    41,809
                       -Held jointly by filer and his spouse, Myra I. Bauch

                (iii)  Sole power to dispose or to direct the disposition of:  1,567,791

                (iv)   Shared power to dispose or to direct the disposition of:   41,809

                       See below for additional notes.

Schedule 13G                                                         Page 4 of 8


AS OF DECEMBER 31ST FOR PRIOR YEARS:

       The following information describes the filing person's beneficial ownership as of December 31st for each year since 1992, the year in which the issuer completed its initial public offering:


DECEMBER 31, 1992

       (A)    Amount beneficially owned:         2,725,000
              -Excludes 75,000 shares owned by Bauch Associates, L.P., beneficial ownership of which filer disclaims.

       (B)    Percentage of class: 45.6%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:          2,800,000

              (ii)   Shared voting power:        0

              (iii)  Sole dispositive power:     2,800,000

              (iv)   Shared dispositive power:   0

DECEMBER 31, 1993

       (A)    Amount beneficially owned:         2,696,838
              -Excludes 75,000 shares owned by Bauch Associates, L.P., beneficial ownership of which filer disclaims.

       (B)    Percentage of class: 43.9%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:          2,771,838

              (ii)   Shared voting power:        0

              (iii)  Sole dispositive power:     2,771,838

              (iv)   Shared dispositive power:   0

DECEMBER 31, 1994

       (A)    Amount beneficially owned:         2,496,838
              -Excludes 75,000 shares owned by Bauch Associates, L.P., and 100,000 shares owned by the Raymond L. Bauch Foundation, beneficial ownership of which filer disclaims.

       (B)    Percentage of class: 39.3%

Schedule 13G                                                       Page 5 of 8

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:          2,671,838

              (ii)   Shared voting power:        0

              (iii)  Sole dispositive power:     2,671,838

              (iv)   Shared dispositive power:   0

DECEMBER 31, 1995

       (A)    Amount beneficially owned:         2,453,438
              -Excludes 75,000 shares owned by Bauch Associates, L.P. and 80,000 shares held by Raymond L. Bauch Foundation, beneficial ownership of which filer disclaims.

       (B)    Percentage of class: 38.3%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:          2,608,438

              (ii)   Shared voting power:        0

              (iii)  Sole dispositive power:     2,608,438

              (iv)   Shared dispositive power:   0

DECEMBER 31, 1996

       (A)    Amount beneficially owned:         2,378,169
              -Excludes 80,000 shares owned by the Raymond L. Bauch Foundation, beneficial ownership of which filer disclaims.

       (B)    Percentage of class: 27.9%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:          2,458,169

              (ii)   Shared voting power:        0

              (iii)  Sole dispositive power:     2,458,169

              (iv)   Shared dispositive power:   0

DECEMBER 31, 1997

Schedule 13G                                                       Page 6 of 8

       (A)    Amount beneficially owned:2,213,000
              -Excludes 28,169 shares owned by the Raymond L. Bauch Foundation, beneficial ownership which filer disclaims.

       (B)    Percentage of class: 24.1%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:         2,241,169

              (ii)   Shared voting power:       0

              (iii)  Sole dispositive power:    2,241,169

              (iv)   Shared dispositive power:  0

DECEMBER 31, 1998

       (A)    Amount beneficially owned:        2,113,000
              -Excludes 28,169 shares owned by the Raymond L. Bauch Foundation, beneficial ownership of which the filer disclaims.

       (B)    Percentage of class: 18.5%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:         2,141,169

              (ii)   Shared voting power:       0

              (iii)  Sole dispositive power:    2,141,169

              (iv)   Shared dispositive power:  0

DECEMBER 31, 1999

       (A)    Amount beneficially owned:        1,607,000
              -Excludes 100,000 shares owned by the Raymond L. Bauch Foundation, beneficial ownership of which the filer disclaims.

       (B)    Percentage of class: 9.7%

       (C)    Number of shares as to which he had:

              (i)    Sole voting power:         1,653,750

              (ii)   Shared voting power:       53,250

Schedule 13G                                                    Page 7 of 8


              (iii)  Sole dispositive power:    1,653,750

              (iv)   Shared dispositive power:  53,250



ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              N/A

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              N/A

   ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              N/A

ITEM 10.     CERTIFICATIONS

              N/A

Schedule 13G                                                       Page 8 of 8


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    December 11, 2001
                                             ---------------------------------
                                                         (Date)


                                                /s/ Raymond L. Bauch
                                             ---------------------------------
                                                        (Signature)

                                                     Raymond L. Bauch
                                             ---------------------------------
                                                     (Name and Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 13d-7(b) for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).